As filed with the Securities and Exchange Commission on November 7, 2017

Registration No. 333- 214539

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dimension Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	46-3942159
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

840 Memorial Drive, 4th Floor

Cambridge, MA 02139

(617) 401-0011

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Karah Parschauer

Vice President and Secretary

60 Leveroni Court

Novato, CA 94949

(415) 483-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

(Approximate date of commencement of proposed sale to the public): This Post-Effective Amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

Explanatory Note

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the Registration Statement on Form S-3 of Dimension Therapeutics, Inc. (the “Company”) (File No. 333-214539) filed with the Securities and Exchange Commission (the “Commission”) on November 10, 2016, pertaining to the registration of up to $150,000,000 of an indeterminate amount of common stock, preferred stock, debt securities, warrants and/or units of the Company (the “Registration Statement”).

On November 7, 2017, pursuant to the Agreement and Plan of Merger, dated October 2, 2017 (the “Merger Agreement”) by and between the Company, Ultragenyx Pharmaceutical Inc., a Delaware corporation (“Parent”), and Mystic River Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of the Parent (the “Merger”).

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the date of the filing of this document with the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California, on November 7, 2017.

DIMENSION THERAPEUTICS, INC.

By:	/s/ Karah Parschauer
Karah Parschauer
Vice President and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.